Exhibit 16.1

NEW YORK • 1001 Avenue of the Americas, 2nd Floor • New York, NY 10018
Tel 212.868.5781 • Fax 212.868.5782
NEW JERSEY • 155 Village Boulevard, Suite 310 • Princeton, New Jersey 08540
Tel 908.964.8300 • Fax 908.964.9090

www.schulmanlobel.com

 October 27, 2016

 Securities and Exchange Commission
 100 F Street, N.E.
 Washington, D.C. 20549

 RE: Quadrant 4 System Corporation

We have read the statements that we understand Quadrant 4 System Corporation will include under  Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

Schulman Lobel Zand Katzen Williams & Blackman, LLP

Schulman Lobel Zand Katzen Williams & Blackman, LLP